UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                Information Statement Pursuant to Section 14 (c)
                     of the Securities Exchange Act of 1934

Check the appropriate Box:
  [ ]   Preliminary Information Statement
  [ ] Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
  [X]   Definitive Information Statement

                          IMMUNOTECHNOLOGY CORPORATION
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
  [X]    No fee required
  [ ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-1:
(1)   Title of each class of securities to which transaction applies: NA
(2)   Aggregate number of securities to which transaction applies: NA
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): NA
(4)   Proposed maximum aggregate value of transaction: NA
(5)       Total Fee Paid: NA
  [ ]    Fee paid previously with preliminary materials
  [ ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid: $0
(2) Form, Schedule or Registration Statement No. NA (3) Filing Party: NA
(4) Date Filed: January 20, 2005


        Contact Person: A. O. Headman, Jr., ESQ, Cohne Rappaport & Segal
               257 East 200, Suite 700, Salt Lake City, UT 84111;
          Tel: 801-532-2666, Fax: 801-355-1813; E-mail: aoh@crslaw.com

                          IMMUNOTECHNOLOGY CORPORATION
                              1661 Lakeview Circle
                                 Ogden, UT 84403

          NOTICE OF ACTION TO BE TAKEN WITHOUT A STOCKHOLDERS' MEETING
--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS:

     Notice is hereby given that Immunotechnology Corporation plans to take certain corporate action pursuant to the written consent of our Board of Directors and the holders of a majority of our outstanding voting securities
("Majority Stockholders"). The action we plan to take is to amend our Certificate of Incorporation to (i) effect a reverse stock split of the Company's outstanding common stock by a ratio of one for ten ("Reverse Stock Split Proposal"); and (ii) increase the number of shares of common stock which we are authorized to issue from 50,000,000 to 100,000,000 and the number of shares of preferred stock which we are authorized to issue from 5,000,000 to 10,000,000 ("Increased Capital Proposal").

     On December 14, 2004, our Board of Directors unanimously approved the Reverse Stock Split Proposal and the Increased Capital Proposal and the Majority Stockholders have consented in writing to the Reverse Stock Split Proposal and the Increased Capital Proposal. The Reverse Stock Split Proposal and the
Increased Capital Proposal will be effected through an amendment to our Certificate of Incorporation.

     The Board of Directors has fixed the close of business on December 16, 2004, as the Record Date for determining the stockholders entitled to notice of the foregoing.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.

January 20, 2005

                                              By Order of the Board of Directors

                         IMMUNOTECHNOLOGY SYSTEMS, INC.
                              1661 Lakeview Circle
                                 Ogden, UT 84403

                              INFORMATION STATEMENT
                                January 20, 2005

           This Information Statement is being provided to you by the
               Board of Directors of Immunotechnology Corporation
                              ---------------------

     This Information Statement and the Notice of Action Taken Without a Stockholders' Meeting (jointly, the "Information Statement") is furnished by the Board of Directors of Immunotechnology Corporation (the "Company" or "Immunotechnology"), a Delaware corporation, to the holders of the Immunotechnology's common stock at December 16, 2004 (the "Record Date") to provide information with respect to action taken by the written consent, of the Majority Stockholders. The Majority Stockholders have approved by written consent proposals to amend our Certificate of Incorporation to (i) effect a 1-for-10 reverse stock split (the "Reverse Stock Split Proposal") and (ii) increase the number of shares of common stock which we are authorized to issue from 50,000,000 to 100,000,000 and to increase the number of shares of preferred stock which we are authorized to issued from 5,000,000 to 10,000,000 (the "Increased Capital Proposal").

     The Board of Directors decided to obtain written consent of the Majority Stockholders in order to avoid the costs and management time required to hold a special meeting of stockholders. All required corporate approvals of the Reverse Stock Split Proposal and the Increased Capital Proposals have been obtained, subject to furnishing this notice and 20 days elapsing from the date of this notice. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER'S MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

     The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

              INTEREST OF CERTAIN PERSONS IN FAVOR OF OR OPPOSITION
                              TO MATTERS ACTED UPON

     The Company is not aware of any interest that would be substantially affected through the adoption of the Reverse Stock Split Proposal and the Increased Capital Proposal whether adversely or otherwise.

                                VOTING SECURITIES

     As of the Record Date, the Company's authorized capitalization consisted of 50,000,000 shares of common stock, par value $.00001 per share, and 5,000,000 shares of preferred stock, par value $.00001 per share. At December 16, 2004, the Record Date, we had 50,000,000 shares of common stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

     Each share of common stock entitles its holder to one vote on each matter submitted to the common stockholders for a vote. We have obtained the written consent of the Majority Stockholders representing 41,257,985 votes on the Reverse Stock Split Proposal and the Increased Capital Proposal.

                             DESCRIPTION OF BUSINESS

General and History

     Immunotechnology Corporation (the "Company") is a Delaware corporation which is currently inactive. The Company was incorporated on November 30, 1989, in the state of Delaware. The Company's predecessor was LJC Corporation, a Utah corporation, organized on November 8, 1984 ("LJC"). On October 7, 1989, LJC
acquired ImmunoTechnology Laboratories, Inc., a privately-held Colorado corporation ("ITL"), in a reverse merger transaction. As a result of this transaction, ITL became a wholly owned subsidiary of LJC. On October 10, 1989, LJC changed its name to ImmunoTechnology Laboratories, Inc. ("ITL-UT"). ITL was formed for the purpose of engaging in the business of operating a medical test related laboratory. The Company's only business has been the operation of ITL, whose operations were discontinued in 1992.

     In 1989, the Company changed its domicile from the State of Utah to the State of Delaware and its name from ImmunoTechnology Laboratories, Inc. to Immunotechnology Corporation through a reincorporation merger. The merger was effective on December 21, 1989.

     Since discontinuing the operations of ITL, we have has been seeking potential business acquisition or opportunities in an effort to commence business operations. We do not propose to restrict our search for a business opportunity to any particular industry or geographical area and may, therefore, engage in essentially any business in any industry. We have unrestricted discretion in seeking and participating in a business opportunity, subject to the availability of such opportunities, economic conditions, and other factors.

     On April 21, 2003, we entered into an Agreement and Plan of Merger with Ultimate Security Systems Corporation. In August 2004, the Company and USSC agreed to terminate the Merger Agreement. We had filed a Form S-4 registration statement with the Securities and Exchange Commission to register shares we intended to issue in connection with the merger, but as a result of the termination of the Agreement, in August, 2004, we withdrew such registration statement from the Securities and Exchange Commission before it was declared effective. As part of our termination agreement with USSC, we paid USSC a termination fee of $125,000. We are currently looking for an alternative acquisition transaction.

Business Plan

     Our current business plan is to serve as a vehicle for the acquisition of, or the merger or consolidation ("Business Combination") with another company (a "Target Business"). We intend to utilize our limited current assets, equity securities, debt securities, borrowings or a combination thereof in effecting a Business Combination with a Target Business which we believe has significant growth potential. Our efforts in identifying a prospective Target Business are expected to emphasize businesses primarily located in the United States; however, we reserve the right to acquire a Target Business located primarily elsewhere. While we may, under certain circumstances, seek to effect Business Combinations with more than one Target Business, as a result of our limited resources we will, in all likelihood, have the ability to effect only a single Business Combination.

     We may effect a Business Combination with a Target Business which may be financially unstable or in its early stages of development or growth. To the extent we effect a Business Combination with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenue or income), we will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect a Business Combination with an entity in an industry characterized by a high level of risk, the Company will become subject to the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes certain industries which experience rapid growth. Although management will endeavor to evaluate the risks inherent in a particular industry or Target Business, there can be no assurance that we will properly ascertain or assess all risks.


                          REVERSE STOCK SPLIT PROPOSAL

General

     Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to effect a 1-for-10 reverse stock split of our issued and outstanding common stock. Our Board has recommended to our Majority Stockholders that they vote in favor of the Reverse Stock Split Proposal and our Majority Stockholders have voted in favor of the Reverse Stock Split Proposal. The votes of our Majority Stockholders were obtained by written consent.

Consent Required

     Approval of the Reverse Stock Split Proposal, through an amendment to our Certificate of Incorporation, required the consent of the holders of a majority of the outstanding voting shares. As of the Record Date, Majority Stockholders beneficially owned 41,257,985 shares of our common stock representing approximately 83% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date. The Majority Stockholders have given their written consent to this Reverse Stock Split Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholders' written consent in favor of the Proposal.

Amendment

     Our Board of Directors and the Majority Stockholders have voted to amend Article Fifth to our Certificate of Incorporation to adopt the Reverse Stock Split Proposal. A copy of the Certificate of Amendment to the Certificate of Incorporation is attached hereto as an exhibit.

Reason for the Reverse Stock Split

     There are 50,000,000 shares of our common stock issued and outstanding. We are an inactive company and we will attempt to commence active business operations by locating an operating company and completing a reverse merger transaction. We have not identified any potential acquisition target and there can be no assurance that we will be able to identify a suitable acquisition target in the foreseeable future.

     If we do locate a suitable acquisition target, and if we are able to complete a reverse merger transaction, it is likely that we will be required to issue such number of shares of our common stock that will give the owners of such acquisition target 70% to 95% of the shares of our common stock issued and outstanding immediately following the reverse merger transaction. Without a Reverse Split, in order to provide the owners of the acquisition target with 70% to 90% of the stock ownership of the Company, we would likely be required to issue 450,000,000 to 600,000,000 shares of our common stock. We believe that outstanding shares of 500,000,000 or more would adversely effect any possibility of creating and maintaining an orderly market for our common stock following a reverse merger transaction. Further, the price per share would likely be so low that it would be difficult, if not impossible to qualify for listing on NASDAQ or any exchange, even if we met the other financial requirements for a listing.

     Our management believes that a 1-for-10 reverse split would assist us in developing a suitable capital structure both before and after any reverse merger transaction we may effect in the future.

Reasons Against Reverse Stock Split

     Even though the board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:

     (a) A reverse stock split may leave certain stockholders with one or more "odd lots," which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100.

     (b) Because a reverse stock split, together with the increased in authorized shares described in the "Increased in Authorized Common Stock and Preferred Stock Proposal", would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of Immunotechnology by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the Board of Directors determines is not in our best interests or those of our stockholders. The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of common stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of common stock may have the effect of permitting our current members of management, including our current board members, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our Board of Directors is not aware of any attempt to take control of the Company, and our Board of Directors did not propose the Amendment with the intent that the increase in the number of authorized but unissued shares of common stock be utilized as a type of anti-takeover device.

     (c) The increased number of authorized but unissued shares of our common stock could be issued by the Board of Directors without further stockholder approval, which could result in dilution to the holders of our common stock.

Effects of Reverse Stock Split

     A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation's capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock. For example, if our Board of Directors implements the one-for-ten reverse stock split of our common stock, then a stockholder holding 5,000 shares of our common stock before the reverse stock split would hold 500 shares of our common stock after the reverse stock split. This action would also result in a relative increase in the available number of authorized but unissued shares of our common stock (in the instant example, adding 4,500 shares to the number of unissued shares available for issuance), because the number of shares authorized for issuance is otherwise unchanged by the Amendment. Each stockholder's proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes that may result from additional shares issued in connection with fractional shares. Outstanding shares of new common stock resulting from the reverse stock split will remain fully paid and non-assessable.

     The reverse stock split also will affect the presentation of stockholders' equity on our balance sheet. Because the par value of the shares of our common stock is not changing as a result of the implementation of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. The market price of our common stock also will be based on our performance and other factors, many of which are unrelated to the number of outstanding shares of our common stock. If the reverse stock split is implemented and the market price of our common stock later declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

     The following table illustrates the effects of a one-for-ten reverse stock split, without giving effect to any adjustments for fractional shares, on our authorized and outstanding shares of our capital stock:

                                            Number of Shares as of Record Date
                                           -------------------------------------
                                                Prior to      After 1-for-10
                                             Reverse Stock     Reverse Stock
                                                 Split             Split*
                                           ----------------- -------------------

Authorized Shares of Common Stock             50,000,000         100,000,000
Outstanding Shares of Common Stock            50,000,000           5,000,000
Shares of Common Stock Available for                 -0-          95,000,000
Issuance

     * In addition to the reverse stock split, the Certificate of Amendment to our Certificate of Incorporation provides for the increase of our authorized common stock from 50,000,000 shares to 100,000,000 shares.

Exchange of Stock Certificates

     After the effective date of the reverse stock split, we will instruct our transfer agent to act as our exchange agent (the "Exchange Agent") and to act for the holders of common stock in implementing the exchange of their certificates if our stockholders desire to exchange their certificates. Commencing on the effective date of a reverse stock split, stockholders will be notified that they may surrender their certificates representing shares of our common stock to the Exchange Agent in exchange for certificates representing post-reverse-split common stock. One share of new common stock will be issued in exchange for ten presently issued and outstanding pre-split shares of our common stock. Because of our lack of funds the Company will not pay for the costs charged by the Exchange Agent for exchanging your pre-split stock certificates into post-split stock certificates. You will be responsible to pay for such costs; however, you will not be required to exchange your stock certificates and you may elect to continue to hold your current stock certificate.

     Beginning on the effective date of the reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the adjusted number of shares of our post-reverse split common stock. Holders of securities exercisable for shares of our common stock will not be requested to exchange their convertible securities in connection with a reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. We reserve the right not to effect a reverse stock split if in the board of directors' opinion it would not be in our best interests or in the best interests of our stockholders to effect a reverse stock split.

Effective Date of the Reverse Stock Split

     The Reverse Stock Split Amendment has been approved by the Majority Stockholders and will become effective at such time as the Company files a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State (or at such later time as may be set forth in the Certificate of Amendment), which we anticipate may take place in January 2005

U.S. Income Tax Consequences

     The following discussion is a summary of the material anticipated U.S. federal income tax consequences of a reverse stock split of the issued and outstanding shares of Common Stock within the range specified above. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

     This summary is provided for general information only and does not purport to address all aspects of the possible U.S. federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the U.S. federal income tax consequences to stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse stock split under any state, local, provincial, Canadian or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse stock split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws;
(b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse stock split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

     The Company believes that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, stockholders should not recognize any gain or loss if they receive only common stock upon the reverse stock split.

     The Company further believes that a stockholder's aggregate basis of his, her or its post-split shares of common stock will equal his, her or its aggregate basis in the pre-split shares of common stock owned by that stockholder that are exchanged for the post-split shares of common stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split common stock received by a stockholder will generally include the stockholder's holding period for the shares of pre-split common stock with respect to which post-split shares of common stock are issued, provided that the shares of pre-split common stock were held as a capital asset on the date of the exchange.

Fractional Shares

     All fractional shares shall be rounded up to the next nearest whole number. Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive one additional whole shares of the Corporation's common stock

Accounting Effects of the Reverse Stock Split

     Following the effective date of the reverse stock split, the par value of the common stock will remain at $0.00001 per share. The number of outstanding shares of common stock and the number of shares of common stock upon exercise or conversion of options, warrants and convertible securities will be reduced by the reverse stock split ratio selected by the Board of Directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of the common stock, and therefore the stated capital associated with the common stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in the Company's financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Amendment, with the Securities and Exchange Commission. Total stockholders' equity will remain unchanged.

Market Price and Liquidity of Common Stock

     Our common stock is traded in the over-the-counter market and quoted on the OTCBB. There is only limited trading occurring in our stock at the current time and we do not anticipate that trading activity will increase, if ever, until and unless we complete a reverse merger transaction. Inasmuch as we have not identified any potential acquisition target for a reverse merger transaction, we are unable to predict when or if an active market will commence for our common stock.

     Although the Board believes that the reverse stock split will have the effect of increasing the likelihood that an orderly market might develop following a future reverse merger transaction, the Board cannot be certain if an active market will ever develop. We cannot guarantee that the price of the common stock after the reverse stock split will increase proportionately to the decrease in the number of outstanding shares. There are numerous factors and contingencies that could adversely affect the value of the common stock, including prevailing economic or market conditions, and the Company's reported results of operations in future fiscal periods. In addition, the split will increase the number of stockholders who own "odd lots," which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

Number of Stockholders; Exchange Act Registration

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not reduce the number of our Stockholders, and the purpose of the proposed stock split is not to reduce the number of record holders. The reverse stock split is not part of a contemplated "going private" transaction under Rule 13e-3 of the Exchange Act, and the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

     INCREASE IN AUTHORIZED COMMON STOCK AND PREFERRED STOCK PROPOSAL

General

     Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 50,000,000 to 100,000,000 and to increase the number of shares of preferred stock which we are authorized to issue from 5,000,000 to 10,000,000. Our Board has recommended to our Majority Stockholders that they vote in favor of the Increased Capital Proposal and our Majority Stockholders have voted in favor of the Increased Capital Proposal. The votes of our Majority Stockholders were obtained by written consent.

Consent Required

     Approval of the Increased Capital Proposal, through an amendment to our Certificate of Incorporation, required the consent of the holders of a majority of the outstanding voting shares. As of the Record Date, Majority Stockholders beneficially owned 41,257,985 shares of our common stock representing approximately 83% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date. The Majority Stockholders have given their written consent to this Increased Capital Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholders' written consent in favor of the Proposal.

Amendment

     Our Board of Directors and the Majority Stockholders have voted to amend Article Fifth to our Certificate of Incorporation to adopt the Increased Capital Proposal. A copy of the Certificate of Amendment to the Certificate of Incorporation is attached hereto as an exhibit.

Reasons for Increase in Capital

     We need to increase our authorized capital for several reasons:

     o We intend to attempt to raise cash from the private placement of our common stock and eventually from a registered offering of our common stock; and

     o    We intend to use our common stock for additional acquisitions.

     Our Board of Directors also believes that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions and other general corporate purposes. Our Board of Directors believes that having such additional authorized shares of common stock available for issuance in the future should give us greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders' meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of Immunotechnology to its stockholders.

     There are certain advantages and disadvantages of an increase in our authorized common stock. The advantages include:

     o The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

     o To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

     o The issuance of authorized but unissued stock could be used to deter a potential takeover of Immunotechnology that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors' desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

     o Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

Increase in Blank Check Preferred Stock

     We intend to increase our authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares. Our shares of Preferred Stock are "blank check" preferred stock. The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by our Board of Directors upon issuance without further stockholder approval. The authorization of such blank check preferred stock would permit the Board of Directors to authorize and issue preferred stock from time to time in one or more series.

     Subject to the provisions of our amended Certificate of Incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of Immunotechnology and its stockholders.

     The increase in the number of preferred shares authorized provides the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for common stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by Immunotechnology, or issuance as part or all of the consideration required to be paid by Immunotechnology for acquisitions of other businesses or assets.

     Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of Immunotechnology by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of Immunotechnology. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of Immunotechnology by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of Immunotechnology by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

     While the increase in the number of preferred shares authorized may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the increase in the number of preferred shares authorized may have anti-takeover effects, the amendment may encourage persons seeking to acquire Immunotechnology to negotiate directly with the Board of Directors enabling the board of directors to consider the proposed transaction in a manner that best serves the stockholders' interests.

                               DISSENTERS' RIGHTS

     There are no dissenters' rights applicable to the amendment of our Certificate of Incorporation relating to Reverse Stock Spilt Proposal or the Increased Capital Proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information regarding shares of the Company's common stock beneficially owned as of December 16, 2004 by: (i) each officer and director of the Company; (including and (ii) each person known by the Company to beneficially own 5 percent or more of the outstanding shares of the Company's common stock.

Name                                             Amount and
and Address                                       Nature of       Percent of
of Beneficial                                    Beneficial        Class(1)
Owner                                             Ownership       Ownership
--------------------------------------------------------------------------------

Mark Scharmann(1)                                28,318,510         56.6%
1661 Lakeview Circle
Ogden, UT 84403

Name                                             Amount and
and Address                                       Nature of       Percent of
of Beneficial                                    Beneficial        Class(1)
Owner                                             Ownership       Ownership
--------------------------------------------------------------------------------

Dan Price(1)                                         -0-              0%
1661 Lakeview Circle
Ogden, UT 84403

David Knudson                                    12,939,475         25.9%
1661 Lakeview Circle
Ogden, UT 84403

All Officers and Directors                       28,318,510         56.6%
as a Group (2 Persons)
================================================================================

Total Shares Issued                              50,000,000          100%

     (1)These individuals are the officers and directors of the Company.

     Unless otherwise indicated in the footnotes below, the Company has been advised that each person above has sole voting power over the shares indicated above.

               IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and officers of Immunotechnology who will serve until the next annual meeting of shareholders or until their successors are elected or appointed and qualified, are set forth below:

      Name                        Age               Position
      ----                        ---               --------

Mark Scharmann                    46                President/Treasurer/Director
Dan Price                         50                Director

     Mark Scharmann. Mr. Scharmann has been a private investor and business consultant since 1981. Mr. Scharmann became involved in the consulting business following his compilation and editing in 1980 of a publication called Digest of Stocks Listed on the Intermountain Stock Exchange. In 1981 he compiled and edited an 800 page publication called the OTC Penny Stock Digest. Mr. Scharmann has rendered consulting services to public and private companies regarding reverse acquisition transactions and other matters. Mr. Scharmann was vice president of OTC Communications, Inc. from March 1984 to January 1987. From 1982 to 1996, he was the president of Royal Oak Resources Corporation. In 1996, Royal Oak Resources completed and acquisition and in connection therewith changed its name to Hitcom Corporation. Mr. Scharmann was the President of Norvex, Inc., a blank check company which completed an acquisition and in connection therewith, changed its name to Capital Title. Mr. Scharmann is a promoter of Nightingale, Inc., a publicly-held corporation blank check company. He has also been an officer and director of several other blind pool companies.

     Dan O. Price. Since February 2001, Mr. Price has been working as an Enrollment Counselor for the University of Phoenix. From 1998 to October 2000, Mr. Price worked as an evaluator at Learning Technics, Kirkland, WA and Salt Lake City, UT. From 1993 to 1998, Mr. Price served as Vice-President of Corporate Development for Troika Capital Investment. Prior to that, Mr. Price worked for seven (7) years as the National Sales Director for a business providing electronic bankcard processing and other merchant services. For four
(4) years he worked as an Organizational Manager involved in direct sales of educational material, with 50 sales people in the western states under his management. Mr. Price has been in sales and marketing for twenty (20) years and sales management and business management for fifteen (15) years. Mr. Price received his B.A. from Weber State College in 1983. He has served as an officer and director on two (2) small publicly traded companies.

                      ADDITIONAL AND AVAILABLE INFORMATION

     Immunotechnology is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, and Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC's website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                       STATEMENT OF ADDITIONAL INFORMATION

     Immunotechnology's Annual Report on Form 10-KSB for the year ended June 30, 2004 and Quarterly Report on Form 10-QSB, for the quarter ended September 30, 2004, have been incorporated herein by this reference. We have also incorporated by reference the following Form 8-K's:

            Form 8-K's filed:  November 16, 2004 and October 13, 2004

     Our Form 10-KSB for the year ended June 30, 2004 and our Form 10-QSB for the quarter ended September 30, 2004, are enclosed with this Information Statement.

     For each other document incorporated herein, we will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

     All documents filed by Immunotechnology pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           COMPANY CONTACT INFORMATION

     All inquiries regarding the Company should be addressed to the Company's principal executive offices:

                          Immunotechnology Corporation
                              1661 Lakeview Circle
                                 Ogden, UT 84403
                                 (801) 399-3632

                                             By order of the Board of Directors:

                                             /s/ Mark A. Scharmann
                                             President




ATTACHEMENT

Certificate of Amendment to Certificate of Incorporation

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                         OF IMMUNOTECHNOLOGY CORPORATION

     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That at a meeting of the Board of Directors of Immunotechnology Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fifth " so that, as amended, said Article shall be and read as follows:

                                    Amendment

     FIFTH. CAPITAL STOCK. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is ONE HUNDRED TEN MILLION (110,000,000), of which ONE HUNDRED MILLION (100,000,000) shares having a par value of $.00001 per share shall be of a class designated "Common Stock" and TEN MILLION (10,000,000) shares having a par value of $.00001 per share shall be of a class designated "Preferred Stock." All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:

     I. PREFERRED STOCK.

          (a) Issuance in Series. Shares of Preferred Stock may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

          (b) Authority of Board for Issuance. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including the following:

               (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

               (2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

               (3) Whether the shares of that series shall be redeemable at the option of the Corporation or at the option of the holder of shares of that series and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and different redemption dates;

               (4) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, terms and amounts payable into such sinking fund;

               (5) The rights to which the holders of the shares or series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up the Corporation, relative rights of priority; if any, of the shares of that series;

               (6) Whether the shares of that series shall be converted into or exchangeable for shares of stock of any class other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange, including the terms of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or such other event;

               (7) Whether the issuance of any additional shares or series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences and rights of any such other series;

               (8) Any other preferences, privileges and powers relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Corporation's Charter as from time to time amended, and to the full extent hereinafter as permitted by the laws of Delaware.

          (c) Dividends. Payment of dividends shall be as follows:

               (1) The holders of Preferred Stock of each series take preference to the holders of Common Stock, shall be entitled to receive, as and when declared by the Board of Directors funds legally available therefor, all dividends, at the rate of such series fixed in accordance with the provisions of Article FIFTH and no more;

               (2) Dividends may be paid upon, or declared or set for, any series of Preferred Stock in preference to the holder of any other series of Preferred Stock in the manner determined by the resolutions of the Board of Directors authorizing and creating such series;

               (3)  So  long  as  any  shares  of   Preferred   Stock  shall  be
          outstanding, in no event shall any dividend, whether in cash, in property, be paid or declared nor shall any distribution be made, on the Common Stock, nor shall any shares of Common be purchased, redeemed or otherwise acquired for value Corporation, unless all dividends on all cumulative Preferred Stock with respect to all past dividend periods, and unless all dividends on all series of Preferred Stock for the then current dividend period shall have been paid or declared, and provided for, and unless the Corporation shall not be in default with respect to any of its obligations with respect to any sinking fund for any series of Preferred Stock. The foregoing provisions of this subparagraph (3) shall not, however, apply to any dividend payable in Common Stock;

               (4) No dividend shall be deemed to have accrued on any share of Preferred Stock of any series with respect to any period prior to the date of the original issue of such share or the dividend payment date immediately preceding or following such date of original issue, as may be provided in the resolutions of the Board of Directors creating such series. Preferred Stock shall not be entitled to participate in any dividends declared and paid on Common Stock, whether payable in cash, stock or otherwise. Accruals of dividends shall not pay interest.

          (d) Dissolution or Liquidation. In the event of any voluntary or involuntary liquidation, dissolution of assets or winding-up of the Corporation, the holders of the shares of each series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, but only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of Common Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holder of each such share in such voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, as the case may be. If such payment shall have been made in full to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining assets of the Corporation shall be available for distribution among the holders of Common Stock as provided in this Article FIFTH. If upon any such liquidation, dissolution, distribution of assets or winding-up, the net assets of the Corporation available for distribution among the holders of any one or more series of Preferred Stock which (i) are entitled to a preference over the holders of Common Stock upon such liquidation, dissolution, distribution of assets or winding-up, and (ii) rank equally in connection therewith, shall be insufficient to make payment for the preferential amount to which the holders of such shares shall be entitled, then such assets shall be distributed among the holders of each such series of Preferred Stock ratably according to the respective amounts to which they would be entitled in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     Neither the consolidation nor merger of the Corporation, nor the sale, lease or conveyance (whether for cash, securities or other property) of all, substantially all or any part of its assets, shall be deemed a liquidation, dissolution, distribution of assets or winding-up of the Corporation within the meaning of this provision.

          (e) Voting Rights. Except to the extent otherwise required by law or provided in the resolution of the Board of Directors adopted pursuant to authority granted in this Article FIFTH, the shares of Preferred Stock shall have no voting power with respect to any matter whatsoever. The Board of Directors may determine whether the shares of any series shall have limited, contingent, full or no voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of such stock.

     II. COMMON STOCK.

          (a) Issuance. The Common Stock may be issued from time to time in one or more classes or series in any manner permitted by law, as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. Each class or series shall be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each class or series of Common Stock shall be alike in every particular and shall be of equal rank and have the same power, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, if any.

          (b) Voting Powers. The Common Stock may have such voting powers (full, limited, contingent or no voting powers), such designations, preferences and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. Unless otherwise resolved by the Board of Directors, each Common Stock share shall be of the same class, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction, and share of Common Stock shall have one vote in respect of all matters voted upon by the shareholders.

          (c) Dividends. After the requirements with respect to preferential dividends, if any, on Preferred Stock, and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock, then and not otherwise, the holders of Common Stock shall receive, ro the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

          (d) Dissolution or Liquidation. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock respectively held by them.

     III. GENERAL MATTERS.

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

          (a) Fully Paid and Non-assessable. Any and all shares of Common or Preferred Stock issued by the Corporation for which the full consideration as fixed in accordance with Article FIFTH of this Charter has been paid or delivered, shall be deemed fully paid and non-assessable shares.

          (b) Amendment of Shareholder Rights. So long as no shares of any class or series established by resolution of the Board of Directors have been issued, the voting rights, designations, preferences and relative, optional, participating or other rights of these shares may be amended by resolution of the Board of Directors.

          (c) Status of Certain Shares. Shares of Preferred or Common Stock which been have redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been reacquired in any other manner, shall have the status of authorized and unissued Common and Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series.

          (d) Denial of Preemptive Rights. No holder of any shares of the Corporation shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into or exchangeable for stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money, or by way of dividend.

          (e) Partial Liquidation. The Board of Directors may from time to time distribute to shareholders in partial liquidation, out of stated capital or capital surplus, a portion of the Corporation's assets, in cash or property, subject to any limitations set forth in the General Corporation Law of Delaware. Any such partial liquidation may be made without the vote or approval of shareholders. The Corporation may also from time to time redeem its Common or Preferred Stock, in accordance with law, without the vote or approval of its shareholders.

     IV. REVERSE STOCK SPLIT. At the effective time of the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.00001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-tenth (1/10) of a share of Common Stock, par value $0.00001 per share (the "New Common Stock"), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-tenth (1/10). No fractional shares of New Common Stock of the Corporation shall be issued. All fractional shares shall be rounded up to the next nearest whole number. Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive one additional whole shares of the Corporation's common stock.

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

                                End of Amendment

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of said corporation in lieu of a meeting of stockholders was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware and the necessary number of shares as required by statute were voted in favor of the amendments pursuant to such written consents.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ________________ day of ________________, 2005.



                                    By:____________________________________
                                          Mark A. Scharmann, President

















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